Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ENOVIS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value	Other(2)	2,100,000	$44.45(2)	$93,345,000(2)	$147.60 per $1,000,000	$13,777.72

Total Offering Amounts					$93,345,000		$13,777.72

Total Fee Offsets							$0.00

Net Fee Due							$13,777.72

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and (c) under the Securities Act. The maximum offering price per share is based on the average of the high and low prices of the Common Stock of Enovis Corporation as reported on the New York Stock Exchange on June 20, 2024.